                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D. C. 20549


                                   FORM 11-K/A


/X/ ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]
       For the fiscal year ended December 31, 1994

                                OR

/ / TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
       For the transition period from _____ to _____


Commission file number 0-20421



                           TELE-COMMUNICATIONS, INC.
                          EMPLOYEE STOCK PURCHASE PLAN
                          ____________________________
                            (Full title of the Plan)



                           TELE-COMMUNICATIONS, INC.
              ____________________________________________________
              (Issuer of the securities held pursuant to the Plan)



                                5619 DTC Parkway
                          Englewood, Colorado  80111
                  ___________________________________________
                  (Address of its principal executive office)

                                    SIGNATURE

       Pursuant to the requirements of the Securities Exchange Act of 1934, the members of the Plan Committee have duly caused this annual report to be signed by the undersigned thereunto duly authorized.



                                        TELE-COMMUNICATIONS, INC.
                                        EMPLOYEE STOCK PURCHASE PLAN
                                        (Name of Plan)




June 30, 1995                             By  /s/ Bernard W. Schotters
                                         -------------------------------------
                                            Bernard W. Schotters
                                            Vice President - Finance and
                                              Treasurer
                                            and Member of Plan Committee